Exhibit 10.17

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into on this 1st day of March, 2004, by and among Charter Communications, VI, LLC, a limited liability company (the “Seller Representative”), The Helicon Group, L.P., a limited partnership, Interlink Communications Partners, LLC, a limited liability company, and Charter Communications, LLC, a limited liability company, each organized under the laws of the State of Delaware, Hornell Television Service, Inc., a corporation organized under the laws of the State of New York, and Falcon Telecable, a California limited partnership (collectively, the “Sellers” and each individually, a “Seller”), and Atlantic Broadband Finance, LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”).

RECITALS:

WHEREAS, Sellers and Buyer have executed an Asset Purchase Agreement dated September 3, 2003, as amended October 31, 2003, December 3, 2003 and February 27, 2004 (the “Purchase Agreement”), pursuant to which Buyer has agreed to buy substantially all of the assets relating to Sellers’ cable television systems located in and around the communities of Cumberland, Maryland; Salamanca, New York; Middletown, Delaware; Altoona, Bradford, Uniontown and Johnstown, Pennsylvania; Davis, Moorefield, and Paw Paw, West Virginia; and Miami, Florida (the “System”);

WHEREAS, as an inducement for Buyer to enter into the Purchase Agreement, Sellers have agreed pursuant to Section 6.16 of the Purchase Agreement to provide or cause their affiliates to provide certain transition services in connection with the operation of the System after the date hereof, as set forth herein; and

WHEREAS, on the date hereof (the “Closing Date”), Buyer desires to engage Sellers to provide such transition services to Buyer, and Sellers desire to provide such services to Buyer for a limited period of time, all as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:

1. Transition Services.

1.1 Services. During the term of this Agreement, each Seller will provide, or will cause an affiliate of such Seller to provide, to Buyer and its subsidiaries, as applicable, the services described on Exhibit A attached hereto (the “Transition Services”). All Transition Services shall be provided in accordance with Section 1.3 hereof.

1.2 Limitation on Authority. Sellers will have no responsibility or authority under this Agreement, directly or indirectly, with respect to the operation or management of Buyer’s business or operations.

1.3 Level and Quality of Services. Sellers will provide, or cause an affiliate of Sellers to provide, to Buyer and its subsidiaries, as applicable, the Transition Services on substantially the same terms as, and at a level of quality that is no less or worse in any respect than, the terms and level of quality on which Charter performs such services with respect to the System and the other cable television reception and distribution systems operated by Sellers in the conduct of their cable television businesses, generally, in the ordinary course of Sellers’ business consistent with past custom and practice (including with respect to quality, scope, frequency and timeliness); provided, however, Buyer acknowledges that the foregoing obligations of Sellers shall not apply with respect to changes in the level of quality, scope, frequency and timeliness of the Transaction Services which Sellers determine in good faith are reasonably necessary as a result of the transition of the System to Buyer and the consummation of the transactions contemplated by the Purchase Agreement. Sellers and Sellers’ affiliates, as the case may be, shall perform the Transition Services in compliance in all material respects with applicable federal, state, county, municipal and other laws, ordinances, rules and regulations in effect from time to time. During the term of this Agreement, Sellers and Sellers’ affiliates performing services hereunder shall preserve and keep in full force and effect their corporate existence, rights and franchises required for performance hereunder and maintain all assets and properties required for performance hereunder. All Transition Services shall be provided with reasonable care and skill in accordance with the terms of this Agreement.

1.4 Point-of-Contact. Each of Sellers and Buyer will designate in writing a point-of-contact for the parties to resolve expeditiously issues which may arise in connection with the provision of Transition Services under this Agreement. Buyer’s initial point-of-contact will be Matt Murphy. Sellers’ initial point-of-contact will be Stacey Elfrink. Buyer’s point-of-contact will promptly notify Sellers’ point-of-contact regarding any customer requests for service by Sellers or complaints about service by Sellers during the term of this Agreement. Each party may conclusively and absolutely rely, without inquiry, upon any action of any other party’s point-of-contact as the action of such other party in all matters referred to herein. Each party will have the right at any time and from time to time to replace its point-of-contact, or add additional points-of-contact, by delivering written notice of such replacement to the other parties.

2. Term. Sellers shall provide, or shall cause their affiliates to provide, the Transition Services to Buyer on a monthly basis for the period commencing on the Closing Date and ending on the earlier to occur of: (i) the first anniversary of the Closing Date, (ii) the day agreed in writing by Buyer and Seller, and (iii) the day on which this Agreement is terminated in accordance with Section 8 hereof (such earlier day, the “Termination Date”). Notwithstanding the foregoing, at any time and from time to time prior to the Termination Date, Buyer may elect to terminate any or all of the Transition Services or otherwise reduce Sellers’ level of efforts with respect to any Transition Service at any time and from time to time prior to the Termination Date, provided that at least 30 days’ advance notice is provided to Sellers. Sellers and their affiliates will have no duty or obligation to provide any Transition Services after the Termination Date. Upon Buyer’s request, each Seller may choose to continue to provide, or cause its affiliate to continue to provide, any or all Transition Services on a monthly basis beyond the Termination Date for an additional fee as mutually agreed by Buyer and Sellers.

3. Fees. As a fee for each Transition Service to be provided by any Seller hereunder (“Fee”), Buyer will pay to such Seller an amount equal to either: (i) such Seller’s actual cost of providing such Transition Service (“Cost-based Fee”), or (ii) the cost of such Transition Service allocated by such Seller’s affiliates to the System, or to such Seller, in a manner consistent with past custom and practice, including, but not limited to, corporate and regional overhead costs (“Allocated Fee”). For purposes of this Section 3, “actual cost” shall mean, with respect to the provision of any Transition Service, the direct cost incurred by Sellers and their affiliates in connection with providing such service. Each Transition Service shall be designated as being charged to Buyer during the term of this Agreement on a Cost-based Fee basis, or an Allocated Fee basis, which designation is set forth on Exhibit B. Exhibit B also sets forth (i) an example of the calculation of the Fee for each Transition Service for a monthly period during the term of this Agreement, and (ii) a description of the corporate and regional overhead costs which are part of the Allocated Fee; provided, that the parties acknowledge that the services and calculation set forth on Exhibit B is given by way of example only and the actual services and amount of the Fee may vary. Any Transition Services provided to Buyer after the initial six-month period of this Agreement will be provided to Buyer at the Fee for such Transition Service plus a premium of 150% of the Fee per month. Notwithstanding anything contained herein to the contrary, to the extent Buyer instructs Sellers prior to the Termination Date to discontinue providing Transition Services or to reduce Sellers’ level of efforts with respect to the Transition Services pursuant to Section 2, then Buyer shall be responsible for reimbursing Sellers for all costs incurred by Sellers directly and solely relating to such discontinued or reduced Transition Services, including, but not limited to, costs incurred by Sellers and due to any third-party service provider (other than any affiliate of Seller) through any notice period, until such time as such third-party service provider ceases providing and charging Sellers for such services. Upon receipt of notice from Buyer that Buyer intends to terminate any Transition Service or reduce the level of Sellers’ efforts with respect thereto, Sellers will use their respective commercially reasonable efforts to mitigate any costs due to third-party service providers after the intended date of termination or reduction in services.

3.1 Invoicing and Payment. The Fee shall be payable by Buyer to the Seller Representative (on behalf of Sellers) monthly in advance in accordance with the terms of this Section 3.1. Buyer shall pay the Fee for the first month on or before March 10, 2004 in an amount equal to the Fee set forth on Exhibit B. The Seller Representative shall thereafter invoice Buyer in advance at least ten days prior to the end of each month for the following month’s anticipated Fee (together with reasonably detailed documentation for such anticipated amount) and Buyer shall pay such amount no later than ten days following Buyer’s receipt of such invoice. The Seller Representative (on behalf of Sellers) shall calculate the actual Fee for a particular month after the end of such month and provide a statement to Buyer of the amount of the actual Fee, together with reasonably detailed documentation substantiating all direct costs shown thereon. Buyer may conclusively and absolutely rely, without inquiry, upon the invoice prepared and delivered by the Seller Representative for such actual Fee, which shall be final and binding on each Seller. To the extent that the anticipated Fee paid by Buyer for a month exceeds the actual Fee calculated by Sellers for such month (“Overpayment”), the amount of the Overpayment shall be applied by Sellers to offset amounts set forth on the next invoice sent to Buyer for anticipated Fees, or if no additional invoice will be sent to Buyer due to the expiration or earlier termination of this Agreement, then Sellers shall reimburse the amount of the Overpayment to Buyer within ten days of such calculation. To the extent that the anticipated Fee paid by Buyer for a month is less than the actual Fee calculated by Sellers for such month (“Underpayment”), the amount of the Underpayment shall be invoiced by Sellers to Buyer with and in addition to amounts set forth on the next invoice sent to Buyer for anticipated Fees, or if no additional invoice will be sent to Buyer due to the expiration or earlier termination of this Agreement, then Sellers shall invoice Buyer for the amount of the Underpayment and Buyer shall pay such invoice within ten days of receipt. If there are any direct one-time costs associated with the Transition Services, including, but not limited to, special billing projects and lock box administration, Buyer agrees to reimburse Sellers for such costs. Amounts not timely paid by Buyer (other than disputed amounts being contested by Buyer in good faith) shall bear interest at an annual rate equal to the lower of 6% or the highest rate allowed by law until paid, without prejudice to the Sellers’ rights to exercise any and all remedies available hereunder or under otherwise applicable law. Upon receipt of such payments, the Seller Representative shall forthwith pay to each Seller the portion of such payment attributable to the Transition Services provided by such Seller as indicated in the applicable invoice. Sellers shall, and shall cause their affiliates that provide Transition Services hereunder to, respond to all reasonable requests for additional information made by Buyer or its representatives in connection with any and all amounts invoiced hereunder.

3.2 Taxes. Each party shall assume the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that party as a result of the transactions contemplated hereby. To the extent any exemptions from such taxes are available, Buyer and Sellers shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

4. Cooperation.

4.1 Sellers’ Practices; Necessary Actions. Buyer will comply with Sellers’ reasonable policies, procedures and practices in effect on the Closing Date and communicated to Buyer by Sellers’ point-of-contact with respect to the Transition Services. Each of the parties hereto shall use such party’s commercially reasonable efforts to take such actions as may be necessary or reasonably requested by any other party hereto to carry out and consummate the transactions contemplated by this Agreement.

4.2 Re-Performance. Subject to Sections 6A and 8.1, Sellers’ sole responsibility to Buyer for errors or failures in providing Transition Services will be an obligation to re-perform such Transition Services properly in a diligent manner; provided, however, that each party will use commercially reasonable efforts to detect any such errors or omissions and Buyer will advise Sellers with reasonable promptness of any such error or omission of which it becomes aware. If the re-performance is due to an error in performance by Sellers, such re-performance shall be at no additional cost to Buyer. If the re-performance is due to a failure by Sellers to perform, such re-performance shall be at no additional cost to Buyer over the Fee required to be paid by Buyer pursuant to this Agreement for such Transition Service. Buyer shall submit any request for re-performance of any Transition Service only to Sellers’ point-of-contact.

4.3 Notice of Conversion. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Transition Services. Such cooperation will include obtaining all consents, licenses or approvals necessary or required to permit each party to perform its obligations; provided, however, that, other than as expressly provided herein, neither Sellers nor Buyer will be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same. Buyer shall notify Sellers as to the date that each of the individual Transition Services will be effectively converted to Buyer by providing Sellers at least 30 days’ advance notice.

4.4 Ingress and Egress. Buyer hereby grants to Sellers or Sellers’ affiliates, during the term of this Agreement, the right of ingress and egress on the premises of Buyer for purposes necessary to the delivery of Transition Services hereunder or the exercise of any right under this Agreement or the performance of any obligations required by this Agreement, provided, that such ingress and egress shall be in a manner and at times that do not interfere with the normal operation of Buyer’s business; provided further, that Sellers shall not be deemed to be in violation of this Agreement to the extent that Sellers are rendered unable to perform any of Sellers’ obligations under this Agreement as the result of Sellers’ inability to obtain ingress and egress on the premises of Buyer.

4.5 Third Parties. The parties shall reasonably cooperate in connection with the transfer of System services provided by third party vendors and contractors.

4.6 Communication. The parties agree for a period of three months beginning on the Closing Date to have a scheduled conference call on a weekly basis (or such other basis as may be agreed) to identify and coordinate transition tasks for such period. At a minimum, each point-of-contact shall participate on such calls. Thereafter, any further periodic conference calls for such purposes shall be at such times and on such frequency as mutually agreed by the parties, but in any case there shall be no obligation that the calls occur more frequently than on a weekly basis. In addition, (i) Buyer shall, and shall cause its representatives to, act reasonably with respect to its communications with Sellers regarding the provision of Transition Services hereunder, including with respect to the frequency and manner of such communications, and (ii) Seller shall, and shall cause its representatives to, act reasonably with respect such communications, including responding with reasonable promptness, in each case taking into account the circumstances involved.

4.7 Hard Drive Copies. Buyer agrees to grant to Sellers or Sellers’ affiliates, for a period of 30 days after the Closing Date, access to the premises of Buyer for the purpose of Sellers obtaining electronic copies of the hard drives as of the Closing Date of each of the employees of the System set forth on Exhibit C and those former employees who have terminated employment with the System prior to the Closing Date. The parties shall reasonably cooperate in determining the manner and times of Sellers’ access to the premises of Buyer so as not to interfere with the normal operation of Buyer’s business.

5. Access to Records and Employees. During the term of this Agreement and for a period of six months thereafter, each party will maintain customary books and records relating to the Transition Services (including, without limitation, the amounts invoiced for such Transition Services) and will provide to the other party copies of such records and access to employees knowledgeable about such records as may reasonably be requested by the other party.

6. DISCLAIMER OF WARRANTY AND LIABILITY. EXCEPT FOR BUYER’S RIGHT TO RE-PERFORMANCE OF TRANSITION SERVICES AS SET FORTH IN SECTION 4.2, SELLERS MAKE NO (AND HEREBY DISCLAIM AND NEGATE ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROVISION OF TRANSITION SERVICES BY SELLERS, SELLERS’ AFFILIATES OR ANY THIRD PARTY, AND WITH RESPECT TO ANY DATA OR INFORMATION TO BE PROVIDED BY SELLERS, SELLERS’ AFFILIATES OR ANY THIRD PARTY HEREUNDER.

6A Indemnification and Limits of Liability. The parties acknowledge and agree that this Agreement shall be considered a Related Agreement (as defined in the Purchase Agreement) for purposes of Section 10 of the Purchase Agreement; provided, that notwithstanding anything to the contrary set forth in Section 10 of the Purchase Agreement, (i) no party to this Agreement will be entitled to seek or recover damages for lost profits, loss of business, interruption of business or any consequential, special, punitive or exemplary damages relating to or connected with this Agreement, or the performance of Transition Services, or any failure to perform hereunder, in any way under any circumstances or for any reason, (ii) in no event will the aggregate liability of any Seller arising out of the performance or non-performance of any individual Transition Service exceed the amount paid by Buyer to such Seller for such individual Transition Service, and (iii) in no event will the aggregate liability of any Seller under this Agreement exceed the average monthly amount paid by Buyer to such Seller for Transition Services during the term of this Agreement.

7. Force Majeure. No party will be liable for any default or delay in the performance of any of its obligations hereunder if such default or delay results, directly or indirectly, from causes beyond its control, including, without limitation, by fire, flood, earthquake, the elements, or other such occurrences; labor disputes, strikes or lockouts; wars (declared or undeclared), rebellions or revolutions in any country; terrorism; riots or civil disorder; unavoidable casualties; interruptions of transportation or communications facilities or delays in transit or communication; or laws, rulings, regulations, decisions or requirements, whether valid, invalid, formal or informal, of any government, tribunal or governmental agency, board or official; provided, that such party has fully complied with its business continuity and disaster relief policies as in effect at the time of such force majeure event. Upon learning of the occurrence of any event of force majeure, the party hereto whose performance will be affected thereby, shall give prompt written notice of such event to the other parties hereto. Upon the cessation of the event of force majeure, the party whose performance was affected thereby shall resume (or, in the case of the Sellers, resume or cause its affiliates to resume, as the case may be) such performance with the least possible delay.

8. Termination.

8.1 Breach. The parties agree that this Agreement may be terminated by each Seller with respect to the portion of the System that Buyer purchased from such Seller or by Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party(ies) in breach or default does not cure such breach or default within ten business days after written notice thereof is delivered to the party in breach or default, provided that Buyer is not (in the case of a termination by Buyer) or no Seller is (in the case of a termination by Sellers) in material breach or material default hereunder.

8.2 Survival. The obligation of Buyer to pay Fees that have accrued as of the Termination Date and the provisions of Sections 3, 6, 8, 9, 10 and 11 shall survive the expiration or earlier termination of this Agreement.

9. Governing Law. This Agreement will be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

10. Use of Seller’s Name.

10.1 Transition Marks. Until and including the Termination Date, Buyer may (at no additional cost) continue to use, solely to the extent necessary to operate the System and solely on the terms set forth in Sections 10.2 and 10.3, the name “Charter Communications” and all derivations and abbreviations of such name and related trade names and marks in use in the System on the Closing Date (the “Transition Marks”). After the Termination Date, except as permitted by Section 10.3 below, Buyer will discontinue using such name or marks.

10.2 License. Sellers hereby grant to Buyer during the Term a limited, non-exclusive, nontransferable, non-assignable, non-sublicensable, royalty-free, irrevocable license to use the Transition Marks on the terms and subject to the limitations hereinafter set forth; provided, that notwithstanding the foregoing, Buyer may assign such license as a part of an assignment of this Agreement pursuant to Section 11.3 below. Buyer may utilize the Transition Marks with respect to operation of the System on (a) existing signage of Charter used in the System as of the Closing Date for the term of this Agreement; and (b) existing forms, promotional and informational materials, stationery, business cards and other supplies (“Printed Materials”) owned and used by Sellers in the System as of the Closing Date for the term of this Agreement. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to existing installed equipment, devices and related materials, including, but not limited to, set top boxes, remote controls, modems, converters, wall plates, network interface devices, operation and service manuals and other similar items in the homes and properties of subscribers, or as are used in similar fashion making such removal or discontinuation impracticable for Buyer until such time as these devices are replaced in the ordinary course of business by Buyer.

10.3 Continued Use. After the Termination Date Buyer may continue to use the Printed Materials, but agrees to place a securely adhesive sticker prominently on each piece of Printed Material before it is distributed which carries the notice: “As of March 1, 2004, your cable TV service is no longer owned or operated by Charter Communications. These services are now owned and operated by Atlantic Broadband” or other notice of similar import. Buyer acknowledges that it has no right to use the Transition Marks other than in the manner and for the purposes contemplated by this Agreement. No Transition Mark may be used on forms, promotional, marketing or informational materials, advertising copy, stationery, business cards or other supplies printed after the Closing Date. Buyer will not use, and will not affix any Transition Mark on new inventory ordered after the Closing Date. Buyer acknowledges that the Transition Marks shall be used solely in connection with the operation of the System purchased by Buyer pursuant to the Purchase Agreement and only within the United States.

10.4 Acknowledgment. Buyer acknowledges the value of the Transition Marks and the goodwill associated therewith and acknowledges that such goodwill is a property right belonging to Sellers or their affiliates, that Sellers or their affiliates are owners, and authorized licensors of the Transition Marks. Buyer recognizes that nothing contained in this Agreement is intended as an assignment or grant to it of any title in or to the Transition Marks or any other trademarks, trade names, service marks, service names, logos or other similar rights or property or the goodwill associated therewith. Buyer acknowledges that it has no right to register, use, own or traffic in any domain names identical to or confusingly similar with any of the Transition Marks. Except as may be expressly permitted hereunder, Buyer shall not do anything that prejudices Sellers’ or their affiliates’ ownership of or rights in the Transition Marks. Buyer will not adopt, use (other than licensed use provided for herein), register or seek to register any mark anywhere in the world which is identical to any of the Transition Marks or which is confusingly similar thereto.

11. Miscellaneous.

11.1 Confidentiality. Each of the parties hereto shall, and shall cause each of its affiliates and each of its and such affiliates’ respective officers, directors and employees, to hold all information and documents relating to the business of the other party disclosed to it by reason of this Agreement confidential and will not disclose any of such information or documents to any person or entity without the prior written consent of the disclosing party unless legally compelled to disclose such information or documents; provided, however, that to the extent that any party may become so legally compelled they may only disclose such information or documents if they shall first have used reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed. The foregoing obligation of confidentiality shall not apply to information that is in or hereafter enters the public domain through no fault of the receiving party, is obtained by the receiving party without obligations of confidentiality from a third-party having the legal right to use and disclose the same or is independently developed by the receiving party after the date hereof without obligations of confidentiality as evidenced by a written record proving such independent development.

11.2 Independent Contractor. Sellers’ relationship to Buyer hereunder will be that of independent contractors only, it being specifically the intent of the parties hereto to avoid forming any partnership or joint venture. Unless specifically authorized to do so as required to fulfill its obligations under this Agreement, neither Sellers nor Buyer will be the agent of the other for any purpose, and neither Sellers nor Buyer have any responsibility or authority to act for or on behalf of the other in any matter. Persons retained by one party as employees or agents will not by reason thereof be deemed to be employees or agents of the other party.

11.3 Assignment. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other person or entity will be entitled to any of the benefits conferred by this Agreement. Notwithstanding, neither party will assign this Agreement in whole or in part, without the prior written consent of the other, which consent will not be unreasonably withheld or delayed; provided however that any Seller may assign its rights or delegate its obligations under this Agreement in whole or in part to any affiliate which has the personnel or equipment necessary to fulfill the obligations under this Agreement without the consent of Buyer; provided, further, that the consent of Sellers is not required with respect to any assignment by Buyer (a) to an affiliate of Buyer, or (b) to a lender for collateral purposes. No assignment will release the assigning party from any liability or obligation under this Agreement. For purposes of this Agreement, the term “affiliate” of a party means any entity that directly or indirectly controls, is controlled by, or is under common control with such party; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

11.4 Notices. All notices, requests, and other communications contemplated by or made in connection with this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

If to Sellers:	Charter Communications
12405 Powerscourt Drive
St. Louis, MO 63131
Telephone: 314-965-0555
Telecopy: 314-965-6492
Attention: Finance and Acquisitions - Stacey Elfrink

With a copy to:	Attn: Legal Department

If to Buyer:	Atlantic Broadband Finance, LLC
One Batterymarch Park
Suite 405
Quincy, MA 02169
Telephone: 617-786-8800
Telecopy: 617-786-8803
Attention: David Keefe/Matt Murphy

With a copy to:	Kirkland & Ellis LLP
153 E. 53rd Street
New York, NY 10022
Telephone: 212-446-4800
Telefax: 212-446-4900
Attention: John Kuehn, Esq.

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section. Notices and other communications provided in accordance with this Section shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication, and no copy provided for above will constitute notice to a party.

11.5 Entire Agreement. Except for the Purchase Agreement, this Agreement constitutes the entire agreement among the parties with respect to the Transition Services and supersedes all other prior agreements, understandings, and letters of intent, whether oral or written, among the parties solely with respect to the subject matter hereof. Modifications or amendments to this Agreement will be effective only if made in a written instrument executed by each of the parties.

11.6 Waiver. No waiver of any provision of this Agreement, and no consent to any default hereunder, will be effective unless the same is in writing and signed by an authorized representative of the party against whom such waiver or consent is claimed.

11.7 Headings. The paragraph and other headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

11.8 Severability. If any provision or portion of any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that such provision shall be ineffective only to the extent of such illegality, invalidity or cause of such unenforceability, and the remaining provisions or portions hereof will constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof will remain in full force and effect.

11.9 Counterparts. This Agreement may be executed in counterparts (including by means of faxed signature pages), each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed by their duly authorized officers as of the date first written above.

BUYER:

ATLANTIC BROADBAND FINANCE, LLC

By:	/S/ EDWARD T. HOLLERAN
	Name:	Edward T. Holleran
	Title:	President and Chief Operating Officer

SELLERS:

CHARTER COMMUNICATIONS VI, LLC

By:	/S/ DEREK CHANG
	Name:	Derek Chang
	Title:	Executive Vice President

THE HELICON GROUP, L.P.
By: Charter Helicon, LLC its general partner

By:	/S/ DEREK CHANG
	Name:	Derek Chang
	Title:	Executive Vice President

HORNELL TELEVISION SERVICE, INC.

By:	/S/ DEREK CHANG
	Name:	Derek Chang
	Title:	Executive Vice President

CHARTER COMMUNICATIONS, LLC

By:	/S/ DEREK CHANG
	Name:	Derek Chang
	Title:	Executive Vice President

INTERLINK COMMUNICATIONS PARTNERS, LLC

By:	/S/ DEREK CHANG
	Name:	Derek Chang
	Title:	Executive Vice President

FALCON TELECABLE, A CALIFORNIA LIMITED PARTNERSHIP
By: Charter Communications, VII
its general partner

By:	/S/ DEREK CHANG
	Name:	Derek Chang
	Title:	Executive Vice President